AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Marilynn Meek
Chairman, President and CEO	General Inquiries
Yadira R. Mercado	212/827-3773
Executive Vice-President, CFO
787/751-7340

EUROBANCSHARES, INC. RECEIVES NASDAQ NOTICE OF NON-COMPLIANCE

San Juan, Puerto Rico, December 28, 2009 –EuroBancshares, Inc. (Nasdaq: EUBK) (“EuroBancshares” or the “Company”) today announced that it received a letter on December 21, 2009 from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not in compliance with Nasdaq Marketplace Rule 5450(a)(1) because the bid price of the Company’s common stock closed below the required minimum $1.00 per share for the previous 30 consecutive business days.  The Nasdaq letter has no immediate effect on the listing of the Company’s common stock.

In accordance with Nasdaq rules, the Company has a period of 180 calendar days, until June 21, 2010, to regain compliance with the minimum bid price rule.  If, by June 21, 2010, the bid price of the Company’s common stock closes at or above $1.00 per share for at least 10 consecutive business days (or such other period of time as may be determined by Nasdaq), Nasdaq will notify the Company that it has regained compliance with the minimum bid price rule.  If the Company is unable to regain compliance by June 21, 2010, Nasdaq will provide written notification that the Company’s shares are subject to delisting.  At that time, the Company may appeal Nasdaq’s delisting determination and may submit a plan for regaining compliance with the rule.  Alternatively, the Company could apply to transfer its common stock to The Nasdaq Capital Market prior to that date if it satisfies all of that market’s initial listing requirements, other than the minimum bid price requirement.  If the Company applies for such transfer and is approved, then the Company would have an additional 180 days to regain compliance with the minimum bid price rule while listed on The Nasdaq Capital Market.

The Company is currently evaluating its alternatives to regain compliance with the Nasdaq listing requirements.

About EuroBancshares, Inc.

EuroBancshares, Inc. is a diversified bank holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly-owned banking subsidiary, Eurobank; EBS Overseas, Inc., an international banking entity subsidiary of Eurobank; and EuroSeguros, a wholly-owned insurance agency subsidiary of Eurobank.

Forward-Looking Statements

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations.  Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time.  Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods.  Any projections in this release are based on limited information currently available to management, which is subject to change.  Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year.  Such information speaks only as of the date of this release.  Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.